Exhibit 5.1

SHUMAKER, LOOP & KENDRICK, LLP

ATTORNEYS AT LAW

101 EAST KENNEDY BLVD.

TAMPA, FL 33602

TELEPHONE (813) 229-7600

TELEFAX (813) 229-1660

December 12, 2003

DrugMax, Inc.

25400 US Highway 19 North, Suite 137

Clearwater, FL 33763

Re:	DrugMax, Inc. Registration Statement on Form S-8

Gentlemen:

We are legal counsel to DrugMax, Inc., a Nevada corporation (the “Company”), and have acted as such in the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder for the registration of a total of 3,500,000 shares (the “Shares”) of the common stock, par value $.001 per share, of the Company, to be issued under the Company’s 2003 Restricted Stock Plan and its 1999 Incentive and Non-Statutory Stock Option Plan, as amended (collectively, the “Plans”). In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

We do not express any opinion concerning any law other than the law of the State of Florida.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP

/s/ Gregory C. Yadley

Gregory C. Yadley